Exhibit 12(b)



                                                           November 12, 2001



National Portfolio of Merrill Lynch Municipal Bond Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Merrill Lynch Oregon Municipal Bond Fund
800 Scudders Mill Road
Plainsboro, New Jersey  08536

               Re: Reorganization of the National Portfolio, a series of Merrill Lynch Municipal Bond Fund, Inc., and Merrill Lynch Oregon Municipal Bond Fund, a series of Merrill Lynch Multi-State Municipal Series Trust
                     ----------------------------------

Ladies and Gentlemen:

     You have requested our opinion as to certain Federal income tax consequences of the acquisition by the National Portfolio (the "National Portfolio"), a series of Merrill Lynch Municipal Bond Fund, Inc. ("Municipal Bond Fund"), of substantially all of the assets of, and the assumption by the National Portfolio of substantially all of the liabilities of, Merrill Lynch Oregon Municipal Bond Fund (the "Oregon Fund"), a series of Merrill Lynch Multi-State Municipal Series Trust ("Municipal Series Trust"), and the simultaneous distribution of newly-issued shares of common stock, par value $.10 per share, of the National Portfolio (the "Reorganization"), to the shareholders of the Oregon Fund. After the Reorganization, the Oregon Fund will cease to operate as a separate series of Municipal Series Trust, will have no assets remaining, will have final Federal and state (if any) tax returns filed on its behalf and will have all of its shares cancelled under Massachusetts law.

     This opinion letter is furnished pursuant to (i) the section entitled "The Reorganization--Terms of the Agreement and Plan--Required Approvals" in the Joint Proxy Statement and Prospectus, dated April 26, 2001 and (ii) Sections 8(h) and 9(h) of the Agreement and Plan of Reorganization, dated as of April 25, 2001, by and between Municipal Bond Fund, on behalf of the National Portfolio, and Municipal Series Trust, on behalf of the Oregon Fund and Merrill Lynch Arkansas Municipal Bond Fund, Merrill Lynch Colorado Municipal Bond and Merrill Lynch New Mexico Bond Fund (the "Plan"). All terms used herein, unless otherwise defined, are used as defined in the Plan.

     In rendering our opinion, we have reviewed and relied upon (a) the Plan,
(b) the Registration Statement on Form N-14 (File No. 333-57634), Pre-Effective Amendment No. 1 thereto and a copy of the Joint Proxy Statement and Prospectus and the Statement of Additional Information as filed under Rule 497 under the Securities Act of 1933, as amended (the "1933 Act") (collectively, the "N-14 Registration Statement"), and (c) certain representations concerning the Reorganization made by the National Portfolio and the Oregon Fund, dated November 12, 2001 (the "Representations").

     Based upon current law, including cases and administrative interpretations thereof and on the reviewed materials listed above, it is our opinion that:

     1. The acquisition by the National Portfolio of substantially all of the assets of the Oregon Fund, as described in the Plan, will constitute a reorganization within the meaning of section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the National Portfolio and the Oregon Fund will each be a "party" to a reorganization within the meaning of section 368(b) of the Code.


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     2. In accordance with section 361(a) of the Code, the Oregon Fund will not recognize any gain or loss either on the transfer of substantially all of its assets to the National Portfolio in exchange solely for National Portfolio common stock or on the simultaneous distribution of the National Portfolio common stock to its shareholders.

     3. Under section 1032 of the Code, the National Portfolio will recognize no gain or loss as a result of the Reorganization.

     4. In accordance with section 354(a)(1) of the Code, shareholders of the Oregon Fund will recognize no gain or loss on the exchange of their shares of beneficial interest for National Portfolio common stock.

     5. The basis of the assets of the Oregon Fund received by the National Portfolio will be the same as the basis of such assets to the Oregon Fund immediately before the Reorganization under section 362(b) of the Code.

     6. Under section 358 of the Code, the basis of National Portfolio common stock received by shareholders of the Oregon Fund will be the same as the basis of their respective shares of beneficial interest exchanged pursuant to the Reorganization.

     7. Under section 1223 of the Code, the holding period of National Portfolio common stock received in the Reorganization will include the holding period of the Oregon Fund shares of beneficial interest exchanged pursuant to the Reorganization, provided that such shares were held as a capital asset on the date of the Reorganization.

     8. The holding period of the assets acquired by the National Portfolio from the Oregon Fund will include the period during which such assets were held by the Oregon Fund under section 1223 of the Code.

     9. Pursuant to section 381(a) of the Code and section 1.381(a)-1 of the Income Tax Regulations, the National Portfolio will succeed to and take into account the items of the Oregon Fund described in section 381(c) of the Code, subject to the provisions and limitations specified in sections 381, 382, 383 and 384 of the Code and the regulations thereunder. Under section 381(b) of the Code, the tax year of the Oregon Fund will end on the date of the Reorganization.

     Our opinion represents our best legal judgment with respect to the proper Federal income tax treatment of the Reorganization, based on the facts contained in the Plan, the N-14 Registration Statement and the Representations. Our opinion assumes the accuracy of the facts as described in the Plan, the N-14 Registration Statement and the Representations and could be affected if any of the facts as so described are inaccurate.

     We are furnishing this opinion letter to the addressees hereof, solely for the benefit of such addressees in connection with the Reorganization. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                           Very truly yours,

                                           /s/ Sidley Austin Brown & Wood LLP